Exhibit 4.101

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement ("Agreement"), dated 9th day of September 2015, is made by and between ROSSELA OWNING COMPANY LIMITED of Marshall Islands (the "Buyer"), whose performance is hereby guaranteed by TMS Bulkers Ltd., and Dalian Star Shareholdings Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller") whose performance is hereby guaranteed by Dryships Inc.
RECITALS
WHEREAS, the Seller directly owns shares, constituting all of the issued and outstanding capital stock of Dalian Star Owners Inc., a corporation organized under the laws of the Republic of Marshall Islands (the "Owner");
WHEREAS, the Owner owns a bulk carrier under the name m/v "Mystic", registered under Malta flag, IMO Number 9421831 (the "Vessel");
WHEREAS, the Seller wishes to sell and Buyer wishes to buy, all of the issued outstanding capital stock of the Owner (the "Shares"), on the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:
ARTICLE I

DEFINITIONS
Capitalized terms used in this Agreement have the meanings specified in (a) the preamble, (b) the recitals, (c) this Article I or (d) elsewhere in this Agreement, as the case may be:
Claim means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.
Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, certificates, codes, licenses, permits, approvals, guidelines, voluntary restraints, inspection reports, or any provisions of such laws, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them.
Lien means (whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof; or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors, and which under applicable law has the foregoing effect, including any adverse Claim.
Orders means judgments, writs, decrees, compliance agreements, injunctions, rules, awards, settlement agreements or orders of any governmental body or arbitrator.
Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
Proceeding means an action, suit, litigation, claim, investigation, legal, administrative or arbitration proceeding.
ARTICLE II

 PURCHASE OF SHARES; CLOSING
Section 2.1                                        Purchase of Shares.  Upon the tennis and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, the Seller agrees to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer agrees to acquire and buy from the Seller, the Shares.
Section 2.2                                        Closing.  Against receipt of the Purchase Price for the Shares or upon such other date as may be agreed in writing by the parties hereto (the "Closing Date"), the transfer of the Shares shall take place and the Seller shall deliver to the Buyer original share certificates representing all the Shares of the Seller to the order of the Buyer.
Section 2.3                                        Purchase Price.  The purchase price for the Shares that shall be paid by the Buyer to the Seller shall consist of an amount United States Dollars Fifty Million (US$ 50,000,000) on the basis of zero working capital including cash. Any adjustment of the Purchase Price shall be mutually agreed by the Seller and the Buyer and the Purchase Price will be adjusted accordingly
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby represents and warrants to the Buyer on the date hereof and as of the Closing Date as follows:
Section 3.1                                        Organization of the Seller.  The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 3.2                                        Organization of the Owner.  (a) The Owner is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. (b) The Seller has heretofore delivered to the Buyer complete and correct copies of the constitutional documents of the Owner as currently in effect and the other corporate records. The corporate records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and in compliance with the constitutional documents.
Section 3.3                                        Authority of the Seller. (a) The Seller has full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Seller and no other corporate proceedings on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) that this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.
Section 3.4                                        Ownership of Purchased Shares. The Seller owns the Shares free and clear of all Liens or other limitations affecting the Seller's ability to vote such shares or to transfer such shares to the Buyer.
ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:
Section 4.1                                        Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 4.2                                        Authority. (a) Buyer has the full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Buyer and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
ARTICLE V

 COVENANTS
Section 5.1                                      Conduct of Business Pending Closing. Buyer and Seller agree that between the date of the execution of this Agreement and the Closing Date, (i) the Seller shall conduct the business and maintain and preserve the assets of the Seller in the ordinary course of business; and (ii) the Buyer and the Seller shall use their reasonable efforts to cause all of the representations and warranties in Article III hereof to continue to be true and correct.
ARTICLE VI

 TERMINATION
Section 6.1                                        Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)             By the mutual written agreement of the Buyer and the Seller;
(b)             In the event that the Closing is not effected by 30th September 2015, then this Agreement shall become null and void, having no effect whatsoever.  No party shall be liable to the other for any loss and/or damage.
ARTICLE VII

 GENERAL PROVISIONS
Section 7.1                                        Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.
Section 7.2                                        Execution of Further Documents  Each party agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with each other for the expeditious fulfilment of the terms of this Agreement.
Section 7.3                                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the fifth day after mailing, by mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice), (c) at the time receipt is acknowledged when delivered by private mail or courier service or (d) received by facsimile at the phone number listed below:
(a)	If to Buyer to:

c/o TMS Bulkers Ltd.
Athens licensed shipping office
11 Fragkokklisias Street
GR 151 25, Marousi, Athens, Greece
(b)	If to Seller to:

c/o Dryships Inc.
Athens licensed shipping office
109 Kifisias Avenue & Sina Street
GR 151 24, Marousi, Athens, Greece
Section 7.4                                        Choice of Law; Resolution of Disputes.  This Agreement shall be governed by and construed under the laws of England and Wales. All disputes, differences, controversies or claims arising out of or in connection with this Agreement shall be referred to arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (LMAA).
Section 7.5                                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
For the Seller
By:	/s/ Ziad Nakhleh
Name:	Ziad Nakhleh
Title:	Attorney-in-fact

For the Seller's guarantor
By:	/s/ Ziad Nakhleh
Name:	Ziad Nakhleh
Title:	Chief Financial Officer

For the Buyer
By:	/s/Charalampos Alivizatos
Name:	Charalampos Alivizatos
Title:	Attorney-in-fact

For the Buyer's guarantor
By:	/s/Charalampos Alivizatos
Name:	Charalampos Alivizatos
Title:	Attorney-in-fact

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